Exhibit 10.15

Vivid Seats Inc.
Non-Employee Director Compensation Policy

(As of February 14, 2025)

Non-employee members of the board of directors (the “Board”) of Vivid Seats Inc. (the “Company”) shall be eligible to receive cash and equity compensation as set forth in this Non-Employee Director Compensation Policy (this “Policy”). The cash and equity compensation described in this Policy shall be paid or be made, as applicable, automatically and without further action of the Board, to each member of the Board who is not an employee of the Company or any parent or subsidiary thereof (each, a “Non-Employee Director”), unless such Non-Employee Director declines the receipt of such compensation by written notice to the Company. This Policy originally became effective upon the effectiveness of the Company’s Registration Statement on Form S-4 on September 23, 2021, was most recently amended and restated as of the date first written above, and shall remain in effect until it is amended, modified or terminated by the Board (or a duly authorized committee thereof) at any time in its sole discretion. This Policy shall supersede any prior cash and/or equity compensation arrangements for service as a member of the Board between the Company and any Non-Employee Director.

1.
Cash Compensation.
a.
Annual Retainers. Each Non-Employee Director shall receive an annual retainer of $40,000 for service on the Board.
b.
Additional Annual Retainers. In addition, a Non-Employee Director shall receive the following annual retainers:
i.
Audit Committee. A Non-Employee Director serving as a member of the Board’s Audit Committee shall receive an additional annual retainer of $10,000 for such service; provided that the Chair of such committee shall instead receive $20,000.
ii.
Compensation Committee. A Non-Employee Director serving as a member of the Board’s Compensation Committee shall receive an additional annual retainer of $7,500; provided that the Chair of such committee shall instead receive $15,000.
iii.
Nominating and Corporate Governance Committee. A Non-Employee Director serving as a member of the Board’s Nominating and Corporate Governance Committee shall receive an additional annual retainer of $7,500; provided that the Chair of such committee shall instead receive $15,000.
c.
Payment of Retainers. The annual retainers described in Sections 1(a) and 1(b) (the “Cash Retainers”) shall be earned on a quarterly basis, based on a calendar quarter, and shall be paid by the Company in arrears not later than the 15th day following the end of each calendar quarter. In the event a Non-Employee Director does not serve in such capacity, or in the applicable positions described in Section 1(b), for an entire calendar quarter, such Non-Employee Director shall receive a prorated portion of the Cash Retainers otherwise payable to him or her for such calendar quarter pursuant to Sections 1(a) and 1(b), with such prorated portion determined by multiplying such otherwise payable Cash Retainers by a fraction, the numerator of which is the number of days during which such Non-Employee Director served in such capacity, or in the applicable positions described in Section 1(b), during the applicable calendar quarter, and the denominator of which is the total number of days in the applicable calendar quarter.
d.
Stock Election. A Non-Employee Director may elect to have all or a portion of Cash Retainers to which such Non-Employee Director becomes entitled paid in fully vested shares of the Company’s Class A Common Stock (the “Common Stock”) in lieu of cash (such election, a “Stock Election”). Any Stock Election must be made on or prior to the last trading day of the calendar quarter with respect to which the applicable Cash Retainers will be paid. A Stock Election shall not be effective with respect to Cash Retainers to be paid for any calendar quarter during which a Non-Employee Director ceases to serve in such capacity prior to the end of such calendar quarter. If a Non-Employee Director is subject to tax withholding as a non-U.S. person with regard to any Cash Retainers, a Stock Election made by such Non-Employee Director will apply only with respect to the portion of such Cash Retainers to which such Non-Employee Director is entitled after such tax withholding. The number of shares of Common Stock granted will be determined by dividing the amount of the applicable Cash Retainers by the closing price of the Common Stock on the last trading day of the calendar quarter with respect to which such Cash Retainers will be paid (rounded down to nearest whole share). Notwithstanding the foregoing, (i) once a Stock Election has been made, such Stock Election shall remain in effect until revoked in writing in accordance with this Policy, and (ii) a Non-Employee Director may not make a Stock Election or revoke a previously made Stock Election during a trading black-out period (as defined in the Company’s Insider Trading Policy) or when such Non-Employee Director is otherwise in possession of material non-public information.

2.
Equity Compensation. Each Non-Employee Director shall be granted the equity awards described in this Section 2. The awards described below shall be granted under, and shall be subject to the terms and provisions of, the Company’s 2021 Incentive Award Plan or any other applicable equity incentive plan then maintained by the Company (such plan, as may be amended from time to time, the “Equity Plan”) and shall be granted subject to the execution and delivery of award agreements, including any attached exhibits, in substantially the forms previously approved by the Board. All applicable terms of the Equity Plan apply to this Policy as if fully set forth herein, and all awards granted hereunder are subject in all respects to the terms of the Equity Plan.
a.
Annual Awards. Each Non-Employee Director who (i) serves on the Board as of the date of any annual meeting of the Company’s stockholders (an “Annual Meeting”) and (ii) will continue to serve as a Non-Employee Director immediately following such Annual Meeting shall be automatically granted, on the date of such Annual Meeting, an award of restricted stock units ("RSUs") (unless otherwise determined by the Board) that has an aggregate grant date fair value of $200,000 (as determined in accordance with Financial Accounting Standards Board Accounting Standards Codification 718 (“ASC 718”) and subject to adjustment as provided in the Equity Plan), provided that on a Non-Employee Director’s first Annual Meeting following the date on which such Non-Employee Director is initially elected or appointed to the Board (the “First Annual Meeting”), such Non-Employee Director shall be automatically granted, on the date of such First Annual Meeting, an award of RSUs (unless otherwise determined by the Board) that has an aggregate grant date fair value equal to the product of (i) $200,000 (as determined in accordance with ASC 718 and subject to adjustment as provided in the Equity Plan) and (ii) a fraction, the numerator of which is the number of days in the period beginning on the date of such Non-Employee Director’s initial election or appointment to the Board (such Non-Employee Director’s “Start Date”) and ending on the date of such First Annual Meeting, and the denominator of which is 365. The awards described in this Section 2(a) shall be referred to as the “Annual Awards.”
b.
Initial Awards. Unless otherwise determined by the Board, each Non-Employee Director whose Start Date is any date other than the date of an Annual Meeting shall be automatically granted, on such Start Date, an award of RSUs that has an aggregate grant date fair value of $200,000 (as determined in accordance with ASC 718 and subject to adjustment as provided in the Equity Plan). The awards described in this Section 2(b) shall be referred to as “Initial Awards.” For the avoidance of doubt, no Non-Employee Director shall be granted more than one Initial Award.
c.
Termination of Employment of Employee Directors. Members of the Board who are employees of the Company (or any parent or subsidiary thereof) who subsequently terminate such employment and who remain on the Board will not receive an Initial Award, but to the extent that they are otherwise eligible, will be eligible to receive, after such termination of employment, Annual Awards.
d.
Black-Out Periods. If any Annual Award or Initial Award would be granted on a date that falls within a trading black-out period (as defined in the Company's Insider Trading Policy), such grant will be delayed until the date on which such black-out period ends.
e.
Vesting of Awards Granted to Non-Employee Directors. Each Annual Award shall vest on the earlier of (i) the day immediately preceding the date of the first Annual Meeting following the date of grant and (ii) the first anniversary of the date of grant, subject in each case to the applicable Non-Employee Director continuing to serve on the Board through the applicable vesting date. Each Initial Award shall vest in three equal installments on the first three anniversaries of the date of grant, subject to the Non-Employee Director continuing in service on the Board through the applicable vesting date. No portion of an Annual Award or Initial Award that is unvested at the time of a Non-Employee Director’s termination of service on the Board shall vest thereafter. All Annual Awards and Initial Awards shall vest in full immediately prior to the occurrence of a Change in Control (as defined in the Equity Plan), to the extent outstanding at such time.

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